Minnesota Municipal Income Portfolio (MXA)
NSAR Exhibit 77O - 10f-3 Transactions
Annual Period 1/31/00 to 1/31/01


Security Description:
Sauk Rapids Rice Independent School District, MN,
General Obligation Bond, Series 2000A

Date Purchased:
06/26/00

Price:
$99.747

Par Value:
5,000,000

Offering Size:
41,500,000

% of Issue Purchased:
12.048%

Broker Name:
US. Bancorp Piper Jaffray Inc.